                                                                  Exhibit (j)(1)




            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors of ICAP Funds, Inc.:


We consent to the use of our report dated February 26, 2007, with respect to the financial statements of ICAP Funds Inc., comprising the MainStay ICAP Equity, MainStay ICAP Select Equity and MainStay ICAP International Funds (collectively, the "Funds"), as of December 31, 2006, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings "Portfolio Holdings Disclosure Policy" and "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Registration Statement.




/s/ KPMG LLP


Philadelphia, Pennsylvania
April 16, 2007